                                                                    Exhibit 4.14

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                                CREDIT AGREEMENT

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                                     between

                           CASTING TECHNOLOGY COMPANY

                                       and

                               THE PROVIDENT BANK

                         DATED AS OF SEPTEMBER 15, 2003

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

                                TABLE OF CONTENTS

                                                                      Page

Article 1.        Definitions       1

Section 1.1 Defined Terms. 1

Section 1.2 Rules of Construction.  11

Section 1.3 Accounting Terms.       11

Article 2.        Credit   11

Section 2.1 Line of Credit Commitment.      11

Section 2.2 Term Loan.     11

Section 2.3 Interest Rate. 11

2.3.1. Line of Credit. 11

2.3.2. Term Loan. 11

2.3.3. General. 11

Section 2.4 Payments of Principal and Interest.      12

2.4.1. Line of Credit. 12

2.4.2. Term Loan. 12

2.4.3. Method of Payment. 12

2.4.4. Banking Day. 12

2.4.5. Mandatory Prepayments and Reductions. 12

Section 2.5 Prepayment.    13

2.5.1. Line of Credit. 13

2.5.2. Term Loan. 13

Section 2.6 Fees. 13

2.6.1. Closing Fee. 13

2.6.2. Unused Fee. 13

2.6.3. Monitoring Fee. 14

2.6.4. General. 14

Section 2.7 Use of Proceeds.        14

Section 2.8 Interest Rate Selection - LIBOR Option.  14

Section 2.9 Method of Advance.      14

2.9.1. Line of Credit. 14

2.9.2. General. 15

Section 2.10 Taxes.        15

2.10.1. General. 15

2.10.2. Tax Indemnity. 15

Section 2.11 Yield Protection.      15

Section 2.12 Changes in Capital Adequacy Regulations.         16

Section 2.13 Availability of Types of Advances.      16

Section 2.14 Funding Indemnification.       17

Section 2.15 Lender Statements; Survival of Indemnity.        17

Article 3.        Security and Guaranty     17

Section 3.1 Security.      17

Section 3.2 Additional Collateral/Setoff.   17

Article 4.        Representations and Warranties     18

Section 4.1 Due Organization.       18


Section 4.2 Due Qualification.      18

Section 4.3 Power.         18

Section 4.4 Authority.     18

Section 4.5 Financial Statements.   18

Section 4.6 No Material Adverse Change.     18

Section 4.7 Subsidiaries.  18

Section 4.8 Binding Obligations.    18

Section 4.9 Marketable Title.       18

Section 4.10 Indebtedness. 19

Section 4.11 Default.      19

Section 4.12 Tax Returns.  19

Section 4.13 Litigation.   19

                             Section 4.14 ERISA. 19

Section 4.15 Full Disclosure.       19

Section 4.16 Contracts of Surety.   19

Section 4.17 Licenses.     20

Section 4.18 Compliance with Law.   20

                         Section 4.19 Force Majeure. 20

Section 4.20 Margin Stock. 20

Section 4.21 Approvals.    20

Section 4.22 Insolvency.   20

Section 4.23 Regulation.   20

Section 4.24 Environmental Compliance.      20

Section 4.25 Conditions Precedent.  21

Section 4.26 General.      21

Article 5.        Covenants         21

Section 5.1 Negative Covenants.     21

5.1.1. Dispose of Property. 21

5.1.2. Further Encumber. 21

5.1.3. Conduct of Business; Subsidiaries; Acquisitions. 21

5.1.4. Purchase Partnership Interests. 21

5.1.5. Sell and Leaseback. 21

5.1.6. Borrowings. 21

5.1.7. Investments. 21

5.1.8. Guarantees. 21

5.1.9. Change Name or Place of Business. 22

5.1.10. Special Corporate Transactions. 22

5.1.11. Accounting Policies. 22

5.1.12. Change of Business. 22

5.1.13. Benefit Plans. 22

5.1.14. Adversity. 22

5.1.15. Dividends. 22

5.1.16. Restrictive Agreements. 22

5.1.17. Transactions with Partners and Affiliates. 22

5.1.18. Capital Expenditures. 23

Section 5.2 Affirmative Covenants.  23

5.2.1. Financial Reporting. 23

5.2.2. Good Standing. 24

5.2.3. Taxes, Etc. 24

5.2.4. Maintain Properties. 24

5.2.5. Insurance. 25

5.2.6. Books and Records. 25

5.2.7. Reports. 25

5.2.8. Licenses. 25 5.2.9. Notice of Material Adverse Change. 25

5.2.10. Compliance with Law. 25

5.2.11. Trade Accounts. 25

5.2.12. Use of Proceeds. 25

5.2.13. Loan Payments. 25

5.2.14. Environmental Matters. 25

5.2.15. Banking Relationship. 26

5.2.16. Required Rate Hedging Agreements. 26

5.2.17. Inventory Appraisals. 26

5.2.18. Foreign Credit Insurance. 26

Section 5.3 Financial Covenants.    26

5.3.1. Senior Funded Debt to EBITDA Ratio.26

5.3.2. Fixed Charge Coverage Ratio. 26

Article 6.        Conditions Precedent      27

Section 6.1 Conditions to Initial Advance.  27

6.1.1. Authorization. 27

6.1.2. Insurance. 27

6.1.3. Loan Documents. 27

6.1.4. Real Estate Appraisal. 27

6.1.5. Survey. 27

6.1.6. Title Insurance. 27

6.1.7. Environmental. 27

6.1.8. Incumbency. 28

6.1.9. Legal Matters. 28

6.1.10. Borrowing Base, Etc. 28

6.1.11. Opinions of Counsel. 28

6.1.12. UCC Searches. 28

6.1.13. Fees. 28

6.1.14. Regulation U. 28

6.1.15. No Default. 28

6.1.16. Consents. 28

6.1.17. Equipment and Inventory Appraisal. 28

6.1.18. Projected Balance Sheet and Income Statement. 28

6.1.19. Availability on Line of Credit. 28

6.1.20. Field Audit/Due Diligence. 29

6.1.21. Additional Documentation. 29

Section 6.2 Conditions to Subsequent Advances.       29

6.2.1. No Default. 29

  6.2.2.       Representations and Warranties  ..........................  29
  6.2.3.       Legal Matters  ...........................................  29
  6.2.4.       Expenses  ................................................  29
Section 6.3    General  .................................................  29
Article 7.     Default ..................................................  29
Article 8.     Remedy ...................................................  31
Section 8.1    Acceleration  ............................................  31
Section 8.2    Remedy  .................................................   31
Section 8.3    Preservation of Rights  ..................................  31
Article 9.     General Provisions .......................................  31
Section 9.1    Benefit of Agreement  ....................................  31
Section 9.2    Survival of Representations  .............................  31
Section 9.3    Governmental Regulation  .................................  31
Section 9.4    Conflict  ................................................  32
Section 9.5    Choice of Law  ...........................................  32
Section 9.6    Headings  ................................................  32
Section 9.7    Entire Agreement  ........................................  32
Section 9.8    Expenses  ................................................  32
Section 9.9    Indemnification  .........................................  32
Section 9.10   Confidentiality  .........................................  32
Section 9.11   Giving Notice  ...........................................  33
Section 9.12   Counterparts  ............................................  33
Section 9.13   Incorporation by Reference  ..............................  33
Section 9.14   Time of Essence  .........................................  33
Section 9.15   No Joint Venture  ........................................  33
Section 9.16   Relationship of Parties; Release of Consequential Damages.  33
Section 9.17   Severability. ............................................  34
Section 9.18   Gender  ..................................................  34
Section 9.19   Waiver and Amendment  ....................................  34
Section 9.20   Bank Not in Control  .....................................  34
Section 9.21   Conflict  ................................................  34
Section 9.22   Waiver Of Jury Trial  ....................................  34


Schedule 1     Permitted Encumbrances
Schedule 4.7   Subsidiaries
Schedule 4.10  Other Indebtedness

Schedule 4.13  Material Pending or Threatened Litigation

Exhibit A      Credit Note
Exhibit B      Term Note

Exhibit C      General Security Agreement

Exhibit D      Real Estate Mortgage, Security Agreement and Fixture Filing


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                                       iv

                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT, dated as of September 15, 2003, is between CASTING TECHNOLOGY COMPANY and THE PROVIDENT BANK. The parties agree as follows:

ARTICLE 1.        DEFINITIONS
Section 1.1       Defined Terms.  As used herein:

         "Accounts", "Chattel Paper", "Deposit Accounts", "Documents", "Equipment", "Fixtures", "General Intangibles", "Goods", "Instruments", "Inventory" and "Proceeds" shall have the meanings ascribed in the Security Agreements.

         "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding equity interests of another Person.

         "Advance" means a disbursement of proceeds of the Facilities.

         "Affiliate" means, with respect to any Person, any other Person (a) directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with, such Person, or (b) that directly or indirectly owns more than Ten Percent (10%) of any class of the voting securities or capital stock of or equity interests in such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Credit Agreement, as amended from time to time.

         "Amcast" means Amcast Industrial Corporation, an Ohio corporation.

         "Amcast Guaranty" means the Guaranty of Payment of Debt dated July 24, 2001, executed by Borrower in favor of KeyBank National Association, as agent, including any amendment or modification thereof.

         "Amcast Security Agreement" means the Security Agreement, dated as of July 24, 2001, executed by Borrower in favor of KeyBank National Association, as collateral agent, including any amendment or modification thereof.

         "Amcast LIFO Security Agreement" means the Security Agreement, dated as of July 24, 2001, executed by Borrower in favor of KeyBank National Association, as agent, including any amendment or modification thereof.

         "Amcast Subordination Agreement" means the Lien Subordination Agreement, in the form prescribed by Bank, duly executed by KeyBank National Association, as Agent for the lenders providing financial accommodations to Amcast, including any amendment or modification thereof.

         "Applicable Margin" and "Applicable Fee" is determined be reference to the following table:

-----------------------------------------------------------------------------------------------------------------------
        Senior Funded Debt               Applicable Margin for         Applicable Margin for         Applicable Fee
          to EBITDA Ratio                   LIBOR Advances           Prime Rate Advance Loans
-----------------------------------------------------------------------------------------------------------------------
Greater than 3.00 to 1.00                       3.25%                          1.25%                      .75%
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Less than or equal to 3.00 to 1.00              3.00%                          1.00%                     .625%
but greater than 2.75 to 1.00
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Less than or equal to 2.75 to 1.00              2.75%                          .75%                       .50%
but greater than or equal to 2.25
to 1.00
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Less than 2.25 to 1.00 but greater              2.50%                          .50%                      .375%
than or equal to 1.75 to 1.00
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Less than 1.75 to 1.00                          2.25%                          .25%                       .25%
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

     The Applicable Margin and the Applicable Fee shall initially be determined based on a Senior Funded Debt to EBITDA Ratio of 1.9 to 1.0. The Applicable Margin and the Applicable Fee shall be adjusted quarterly (upwards or downwards, as appropriate) based upon the Senior Funded Debt to EBITDA Ratio determined from the Financial Statements for the immediately preceding fiscal quarter. The adjustment (upwards or downwards, as appropriate), if any, to the Applicable Margin or the Applicable Fee shall be effective on the fifth (5th) Banking Day after delivery of the Financial Statements. In the event Bank has not received the required Financial Statements pursuant to Section 5.2.1 hereof within the time periods provided therein, the highest Senior Funded Debt to EBITDA Ratio set forth in the foregoing table shall be conclusively presumed to be correct until the fifth (5th) Banking Day after Bank receives such Financial Statements, at which time the Applicable Margin and the Applicable Fee shall be adjusted based upon the Senior Funded Debt to EBIDTA Ratio determined from such Financial Statements. In no event shall the Applicable Margin or the Applicable Fee be adjusted downward if there exists a Default on the date on which such downward adjustment would otherwise become effective until such time as the Default has been cured, waived or ceases to exist. The provisions of this definition are not intended to, and shall not be construed to, authorize any violation by Borrower of any financial covenant contained in Section 5.3 hereof or to constitute a waiver thereof or any commitment by Bank to waive any violation by Borrower of any financial covenant contained in Section 5.3 hereof.

     "Bank" means The Provident Bank, its successors and assigns.

     "Banking Day" means a day on which the principal domestic office of Bank is open for the purpose of conducting substantially all of its business activities and, if the applicable day relates to a LIBOR Advance, or notice with respect to a LIBOR Advance, a day on which dealings in U.S. dollar deposits are carried on in the London interbank market and banks are open for business in London.

     "Borrower" means Casting Technology Company, an Indiana general partnership.

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Credit Agreement                      Page  2

         "Borrowing Base" means, on any date of determination, an amount equal to (a) Eighty-Five Percent (85%) of Borrower's Eligible Accounts, plus (b) Thirty-Five Percent (35%) of Borrower's Eligible Inventory, plus (c) One Million Dollars ($1,000,000).

         "Capitalized Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a balance sheet of Borrower prepared in accordance with GAAP.

         "Capitalized Lease" means any lease of property which would be capitalized on a financial statement of a Person prepared in accordance with GAAP.

         "Capitalized Lease Obligations" means the amount of the obligations of a Person under Capitalized Leases which are shown as liabilities on a balance sheet of such Person prepared in accordance with GAAP.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List under CERCLA.

         "Change in Control" means (a) with respect to any corporate general partner of Borrower, (i) the acquisition by any Person or two or more Persons acting in concert (other than current owners as of the date of this Agreement), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of fifty percent (50%) or more of the outstanding shares of voting stock of Borrower; or (ii) the occurrence during any period of twelve (12) consecutive months, commencing before or after the date of this Agreement, pursuant to which individuals who on the first day of such period were directors of such corporate general partner of Borrower (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of such corporate general partner of Borrower, or (ii) with respect to Borrower, if Amcast fails to own One Hundred Percent (100%) of the ownership interest of Borrower.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Compliance Certificate" means a Compliance Certificate, in the form prescribed by Bank, duly executed by the chief executive or chief financial officer of Borrower.

         "Credit Note" means the Credit Note, in substantially the form of Exhibit A hereto, duly executed by Borrower to Bank to evidence Advances under the Line of Credit, including any amendment, modification, renewal, extension or replacement thereof.

         "Default" means any of the events specified in Section 7 hereof.

         "EBITDA" means, as of any date of determination, the sum of (a) net income, plus (b) to the extent deducted in determining net income, income taxes paid or accrued, plus (c) depreciation, amortization and other non-cash charges shown as a charge against earnings for such period, minus (plus) (d) to the extent included (deducted) in determining net income, any gain (loss) which may be treated as an extraordinary item under GAAP or realized upon the sale or other disposition of any Property that is not sold in the ordinary course of business, plus (e) interest expense, minus (f) interest income, in each instance determined for the trailing four (4)

Credit Agreement  Page  3
         quarter period ending on the date of determination. EBITDA shall be calculated in accordance with GAAP and determined from the Financial Statements.

         "Eligible Accounts" means, on any date of determination, all Accounts then owned by Borrower which conform with the representations and warranties set forth in the Security Agreement and which are not subject to any prior Lien, except (a) Accounts outstanding more than sixty (60) days from the due date for Accounts billed net forty-five (45) days or less, (b) Accounts outstanding more than thirty (30) days from the due date for Accounts billed net forty-six (46) days or more; (c) all Accounts of any account debtor if Twenty-Five Percent (25%) or more of the amount owing by such account debtor is more than sixty (60) days past due from the due date for Accounts billed net forty-five (45) days or less or thirty (30) days past due from the due date for Accounts billed net forty-six (46) days or more; (d) all Accounts of the account debtor which Bank reasonably deems unacceptable because of the credit-worthiness of the account debtor; (e) Accounts of account debtors who are also creditors of Borrower to the extent of the amount owed to such account debtors; (f) Accounts owed by account debtors who are Affiliates of Borrower; (g) Accounts owed by account debtor who are employees of Borrower or any Subsidiary; (h) Accounts of account debtors who are Governmental Authorities, unless proper assignments to Bank have been completed; (i) Accounts not denominated in U.S. Dollars; (j) Accounts of account debtors who are non-residents of the United States, unless such Account qualifies as an Insured Eligible Foreign Account; (k) Accounts with respect to which the account debtor is located in Minnesota (or any other jurisdiction which adopts a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction's tax law requiring such Person to file a Business Activity Report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction's courts or arising under such jurisdiction's laws); provided, however, such receivables shall nonetheless be eligible if Borrower has filed a Business Activity Report (or other applicable report or filing) with the applicable state office by the time required or is qualified to do business in such jurisdiction and, at the time the receivable was created, was qualified to do business in such jurisdiction or had on file with the applicable state office a current Business Activity Report (or other applicable report or filing); (l) Accounts to such extent such Accounts are subject to known payments, adjustments or credits; (m) Accounts, or any portion thereof, which are considered uncollectible for any reason, including, without limitation, materials or work returned, rejected, repossessed, lost or damaged;
(n) non-trade Accounts; (o) Accounts representing retainage or similar conditional holdbacks of payment; and (p) Accounts, or any portion thereof, which are considered unacceptable by Bank.

         "Eligible Inventory" means, on any date of determination, that portion of raw material, finished goods and parts Inventory owned by Borrower, valued at the lower of cost (based on the FIFO method) or market, less reserves (a) on which Bank has a first (1st) and prior lien, (b) which conforms with the representations and warranties set forth in the Security Agreement, (c) which is not obsolete or slow moving, (d) which is not in transit, (e) which is not placed on consignment, (f) which is not stored with any bailee, warehouseman or other party, (g) which does not constitute labor, overhead, freight or miscellaneous charges, (h) which is not work-in-process or supplies Inventory, and (i) which Bank has not otherwise reasonably determined unacceptable.

         "Environmental Laws" means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and

Credit Agreement  Page  4
standards promulgated by any Governmental Authority concerning the protection of, or regulation of the discharge of substances into, the environment or concerning the health or safety of persons with respect to environmental hazards, and includes, without limitation, the Hazardous Materials Transportation Act, 42 U.S.C.ss.1801 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.ss.ss.9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C.ss.ss.6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C.ss.ss.1251 et seq., the Clean Air Act of 1966, as amended, 42 U.S.C.ss.ss.7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C.ss.ss.2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.ss.7401 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C.ss.ss.651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C.ss.ss.11001 et seq., the National Environmental Policy Act of 1975, 42 U.S.C.ss.ss.4321 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C.ss.ss.300(f) et seq., and any similar or implementing state law, and all amendments, rules, and regulations promulgated thereunder.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time-to-time.

         "ERISA Affiliate" means any trade or business, whether or not incorporated, which together with the subject Person would be treated as a single employer under ERISA.

         "Facilities" means, collectively, the Line of Credit, the Term Loan and any other credit facility provided by Bank to Borrower from time to time pursuant to this Agreement.

         "Financial Contract" of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, (b) any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, or
(c) to the extent not otherwise included in the foregoing, any Rate Hedging Agreement.

         "Financial Statements" means, as the context may require, (a) the financial statements of Borrower as of June 1, 2003, and/or (b) the similar financial statements of Borrower furnished from time to time pursuant to Section
5.2.1 hereof; in all cases together with any accompanying notes or other disclosures to such financial statements, and any other documents or data furnished to Bank in connection therewith.

         "Fixed Charge Coverage Ratio" means, the ratio of (a) the sum of (i) EBITDA, minus (ii) Unfunded Capital Expenditures, minus (iii) taxes paid, minus
(iv) dividends and other distributions in respect of ownership paid or payable, divided by (b) the sum of (i) interest expense, plus (ii) principal payments of all long term Indebtedness; in each instance determined for the trailing four
(4) quarter period ending on the date of determination; provided that for purposes of determining the Fixed Charge Coverage Ratio for the fiscal quarters ending August 31, 2003, November 30, 2003, February 29, 2004 and May 31, 2004, item (b) (ii) above shall be determined on the projected principal payments of long-term Indebtedness scheduled to be made for the period from the date hereof through August 31, 2004. The Fixed Charge Coverage Ratio

Credit Agreement  Page  5
shall otherwise be determined in accordance with GAAP and as shown in the Financial Statements.

         "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time as promulgated by the Financial Accounting Standards Board and recognized and interpreted by the American Institute of Certified Public Accountants.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, including, without limiting the generality of the foregoing, any agency, body, commission, court or department thereof whether federal, state, local or foreign.

         "Hazardous Materials" mean (a) any "hazardous substance," as defined by CERCLA, (b) any "hazardous waste," as defined by the Resource Conservation and Recovery Act, as amended, (c) any petroleum product, or (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

         "Indebtedness" of a Person means such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by any Lien upon or in Property owned by the subject Person or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) Capitalized Lease Obligations,
(f) indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services, the payment or collection of which the subject Person has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which the subject Person is liable, contingently or otherwise, including, without limitation, liability by way of agreement to purchase, to provide funds for payment, to supply funds to or otherwise to invest in such other Person, or otherwise to assure a creditor against loss, (g) reimbursement or other obligations in connection with letters of credit, (h) obligations in connection with Sale and Leaseback Transactions, (i) any Net Mark-To-Market Exposure of Rate Hedging Agreements or other Financial Contracts, and (j) any other transaction which is the functional equivalent of, or takes the place of borrowing, but which would not constitute a liability on a balance sheet of such Person prepared in accordance with GAAP.

         "Insured Eligible Foreign Account" means (a) an Account of an account debtor that is not a resident of the United States, but (i) is named in an effective policy of credit insurance acceptable to Bank naming Bank as loss payee and providing coverage exceeding Eighty-Five Percent (85%) of the insured account, or (ii) is guaranteed by an irrevocable letter of credit advised or confirmed by Bank, and (b) an Account that otherwise constitutes an Eligible Account other than the account debtor is a non-resident of the United States.

         "Investments" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms

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Credit Agreement                    Page  6
         customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

         "LIBO Base Rate" means, with respect to each LIBOR Advance for the relevant LIBOR Interest Period, the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two (2) Banking Days prior to the first day of such LIBOR Interest Period, and having a maturity equal to such LIBOR Interest Period, provided that, (a) if Reuters Screen FRBD is not available to Bank for any reason, the applicable LIBO Base Rate for the relevant Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two (2) Banking Days prior to the first day of such LIBOR Interest Period, and (b) if no such British Bankers' Association Interest Settlement Rate is available to Bank, the applicable LIBO Base Rate for the relevant LIBOR Interest Period shall instead be the rate determined by Bank to be the rate at which Bank or one of its affiliate banks offers to place deposits in U.S. dollars with first-class lenders in the London interbank market at approximately 11:00 a.m. (London time) two (2) Banking Days prior to the first day of such LIBOR Interest Period, in the appropriate amount of Bank's relevant LIBOR Advance and having a maturity approximately equal to such LIBOR Interest Period.

         "LIBOR" means, with respect to a LIBOR Advance for the relevant LIBOR Interest Period, the quotient of (a) the LIBO Base Rate applicable to such LIBOR Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such LIBOR Interest Period. The LIBOR shall be rounded to the next higher multiple of 1/16 of 1% if the foregoing sum is not such a multiple.

         "LIBOR Advance" means an Advance which bears interest by reference to the LIBOR.

         "LIBOR Interest Period" means, with respect to a LIBOR Advance, a period of one (1), two (2) or three (3) months commencing on a Banking Day selected by Borrower pursuant to this Agreement. Such LIBOR Interest Period shall end on the day which corresponds numerically to such date one (1), two (2) or three (3) months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second or third succeeding month, such LIBOR Interest Period shall end on the last Banking Day of such next, second or third succeeding month. If a LIBOR Interest Period would otherwise end on a day which is not a Banking Day, such LIBOR Interest Period shall end on the next succeeding Banking Day, provided, however, that if said next succeeding Banking Day falls in a new calendar month, such LIBOR Interest Period shall end on the immediately preceding Banking Day.

         "LIBOR Option" means a rate selected by Borrower equal to the LIBOR plus the Applicable Margin.

         "Lien" means any lien (statutory or other), security interest, mortgage, pledge, hypothecation, assignment for the purpose of security, deposit arrangement for the purpose of security, encumbrance or preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

Credit Agreement  Page  7

         "Line of Credit" means the secured revolving line of credit to Borrower in the maximum principal amount of Five Million Dollars ($5,000,000), governed by this Agreement, including any renewal or extension thereof.

         "Line of Credit Maturity Date" means September 30, 2006 unless earlier terminated pursuant to the terms of this Agreement.

         "Loan Documents" means this Agreement, the Credit Note, the Term Note, the Security Agreement, the Mortgage, any UCC Financing Statements and all other documents executed and delivered by Borrower or any guarantor to govern, evidence or secure the Facilities.

         "Loss" shall have the meaning ascribed in Section 9.9 hereof.

         "Material Adverse Effect" means any event, circumstance or condition that could reasonably be expected to have a material adverse effect on (a) the business, operations, financial condition, Property or prospects of Borrower,
(b) the ability of Borrower to perform the Obligations, (c) the validity or enforceability of any of the Loan Documents, or any material provision thereof or any material transaction contemplated thereby, or (d) the rights and remedies of Bank under any of the Loan Documents.

         "Moody's" means Moody's Investors Service, Inc.

         "Mortgage" means the Real Estate Mortgage, Security Agreement and Fixture Filing in substantially the form of Exhibit D duly executed by Borrower to Bank to secure the Obligations, including any amendment or modification thereof.

         "Net Mark-to-Market Exposure" of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Hedging Agreements, where "unrealized losses" means the fair market value of the cost to such Person of replacing such Rate Hedging Agreement as of the date of determination (assuming the Rate Hedging Agreement were to be terminated as of that date), and "unrealized profits" means the fair market value of the gain to such Person of replacing such Rate Hedging Agreement as of the date of determination (assuming such Rate Hedging Agreement were to be terminated as of that date).

         "Notes" means the Credit Note and the Term Note.

         "Obligations" means all unpaid principal and accrued and unpaid interest on the Notes, all accrued and unpaid fees thereunder and hereunder, obligations of Borrower to Bank or an affiliate of Bank in respect of any Rate Hedging Obligations, and all other obligations, indemnities and liabilities of Borrower to Bank of every type and description, direct or indirect, joint, several or joint and several, absolute or contingent, whether or not arising in connection with the Facilities, due or to become due, now existing or hereafter arising and whether or not contemplated by Borrower or Bank as of the date hereof, including, without limitation, any Advances pursuant to any amendment of this Agreement, all reasonable costs of collection and enforcement of any and all thereof, including reasonable attorney fees.

         "Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee.

         "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to ERISA, or any successor entity.

Credit Agreement  Page  8

         "Permissible Increment" means (a) with respect to LIBOR Advances, Five Hundred Thousand Dollars ($500,000) and minimum increments of One Hundred Thousand Dollars ($100,000) and (b) with respect to Prime Rate Advances, Fifty Thousand Dollars ($50,000) and minimum increments of Ten Thousand Dollars ($10,000).

         "Permitted Encumbrances" means (a) Liens for taxes or assessments which are not yet due, Liens for taxes or assessments or Liens of judgments which are being contested, appealed or reviewed in good faith by appropriate proceedings which prevent foreclosure of any such Lien or levy of execution thereunder and against which Liens, if any, adequate insurance or reserves have been provided;
(b) pledges or deposits to secure payment of workers' compensation obligations and deposits or indemnities to secure public or statutory obligations or for similar purposes; (c) those minor defects which in the opinion of Bank's counsel do not materially affect title to the collateral for the Obligations; (d) Liens in favor of Bank; (e) Liens imposed by law, such as carrier's, warehousemen's and mechanic's liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due; (f) utility easements, building restrictions, zoning ordinances and such other encumbrances or charges against real Property as are of a nature generally existing with respect to real Properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Borrower; (g) lessors' interests under Capitalized Leases now existing; (h) permitted liens expressly described in the Mortgage; (i) subject to the Amcast Subordination Agreement, the Liens encumbering Borrower's personal Property securing the Obligations (as defined in the Amcast Security Agreement) and the Debt (as defined in the Amcast LIFO Security Agreement); and (j) those further encumbrances (if any) shown on
Schedule 1 attached hereto.

         "Person" means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated association and a Governmental Authority.

         "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Borrower may have any liability.

         "Prime Rate" means the rate of interest quoted and announced as its prime rate by Bank, through its usual and customary procedures as established from time to time by Bank in its sole discretion with no responsibility to consult with or notify Borrower in connection with any changes in such procedures or rate, and for any specific time shall mean the prime rate then most recently announced as the prime rate of Bank, changing when and as such prime rate changes.

         "Prime Rate Advance Loan" means an Advance when and to the extent that the interest rate thereof is determined by reference to the Prime Rate.

         "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

         "Qualified Investments" means (a) short term obligations of, or fully guaranteed by, the United States of America, (b) commercial paper rated A-1 or better by Standard & Poor's Corporation or P-1 or better by Moody's Investors Service, Inc., (c) demand deposit accounts maintained in the ordinary course of business, and (d) certificates of deposit issued by commercial banks having capital and surplus in excess of One Hundred Million Dollars ($100,000,000).

Credit Agreement  Page  9

         "Rate Hedging Agreement" means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.

         "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Hedging Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement.

         "Real Estate" means Borrower's real estate located at 1450 Musicland Drive, Franklin, Indiana, and as more particularly described in the Mortgage.

         "Sale and Leaseback Transaction" means any sale or other transfer of any property by any Person with the intent to lease such property as lessee.

         "Security Agreement" means the General Security Agreement, in substantially the form of Exhibit C hereto, duly executed by Borrower in favor of Bank to secure the Obligations, including any amendment or modification thereof.

         "Senior Funded Debt to EBITDA Ratio" means the ratio of (a) interest bearing Indebtedness, minus to the extent included in interest bearing Indebtedness, Subordinated Debt, to (b) EBITDA. The Senior Funded Debt to EBITDA Ratio shall be determined from the Financial Statements.

         "Subordinated Debt" means Indebtedness of Borrower that is subordinated in writing to the full, final and irrevocable payment of the Obligations, in form and substance acceptable to Bank.

         "Subsidiaries" means, as to any Person, (a) a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, and (b) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a Fifty Percent (50%) equity interest.

         "Taxes" shall have the meaning ascribed in Section 2.11 hereof.

         "Term Loan" means the term loan to Borrower in the maximum principal amount of Three Million Dollars ($3,000,000), governed by this Agreement, including any renewal or extension thereof.

         "Term Loan Maturity Date" means September 30, 2008.

         "Term Note" means the Term Note, in substantially the form of Exhibit B hereto, duly executed by Borrower to Bank to evidence the Term Loan, including any amendment, modification, renewal, extension of replacement thereof.

Credit Agreement  Page  10

         "Unfunded Capital Expenditures" means capital expenditures not funded by long term Indebtedness, as shown on the balance sheet furnished to Bank from time to time pursuant to Section 5.2.1 hereof.

         "Unmatured Default" means any event which with notice, or lapse of time, or both, would constitute a Default.

Section 1.2 Rules of Construction. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Use of the terms "herein" "hereof", and "hereunder" shall be deemed references to this Agreement in its entirety and not to the Section clause in which such term appears.

Section 1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the Financial Statements.

ARTICLE 2.        CREDIT

Section 2.1 Line of Credit Commitment. Subject to the terms and conditions of this Agreement, Bank shall make Advances under the Line of Credit available to Borrower in an aggregate maximum principal amount equal to the lesser of: (a) Five Million Dollars ($5,000,000), or (b) the Borrowing Base. Advances under the Line of Credit shall be evidenced by the Credit Note.

Section 2.2 Term Loan. Subject to the terms and conditions of this Agreement, Bank shall make the Term Loan to Borrower in a maximum principal amount of Three Million Dollars ($3,000,000). The Term Loan shall be evidenced by the Term Note.

Section 2.3       Interest Rate.

2.3.1. Line of Credit. Prior to maturity or Default, the outstanding principal balance of Advances under the Line of Credit shall each bear interest at a per annum rate equal to the Prime Rate plus the Applicable Margin, except that at the option of Borrower, exercised as provided in Section
         2.8 hereof, interest may accrue prior to maturity on any Permissible Increment of outstanding Advances at a per annum rate equal to the LIBOR Option. At the expiration of each LIBOR Interest Period on such Permissible Increment, unless, in each case, Borrower selects a LIBOR Option as provided in Section 2.8 hereof, interest on such Permissible Increment shall again accrue at the Prime Rate plus the Applicable Margin.

2.3.2. Term Loan. Prior to maturity or Default, the outstanding principal balance of the Term Loan shall each bear interest at a per annum rate equal to the Prime Rate plus the Applicable Margin, except that at the option of Borrower, exercised as provided in Section 2.8 hereof, interest may accrue prior to maturity on any Permissible Increment of outstanding principal balance at a per annum rate equal to the LIBOR Option. At the expiration of each LIBOR Interest Period on such Permissible Increment, unless, in each case, Borrower selects a LIBOR Option as provided in Section 2.8 hereof, interest on such Permissible Increment shall again accrue at the Prime Rate plus the Applicable Margin.

2.3.3. General. Interest shall be due and payable for the exact number of days principal is outstanding and shall be calculated on the basis of a three hundred sixty (360)

Credit Agreement  Page  11
                  day year. Any change in the interest rates occasioned by a change in the Prime Rate shall be effective on the same day as the change in the Prime Rate. After the maturity of any Facility, whether by acceleration or otherwise, and while and so long as there shall exist any uncured Default, the Facilities shall bear interest at a per annum rate equal to Two Percent (2%) above the otherwise applicable rates.

Section 2.4       Payments of Principal and Interest.

2.4.1. Line of Credit. Interest only on the outstanding Advances from time to time shall be due and payable (a) on the last Banking Day of each calendar month with respect to each Prime Rate Advance, and (b) on the last day of an applicable LIBOR Interest Period with respect to each LIBOR Advance. The entire principal balance of Advances under the Line of Credit, together with all accrued and unpaid interest thereon, and all fees and charges payable in connection therewith, shall be due and payable on the Line of Credit Maturity Date.

     2.4.2. Term Loan. Interest on the outstanding principal balance from time to time shall be due and payable throughout the term of the Term Loan
          (a) on the last Banking Day of each calendar month with respect to each Prime Rate Advance, and (b) on the last day of an applicable LIBOR Interest Period with respect to each LIBOR Advance. Commencing on December 31, 2003 and continuing on each March 31, June 30, September 30, and December 31 thereafter, Borrower shall pay quarterly installments of principal in the amount of One Hundred Fifty Thousand Dollars ($150,000). A final installment representing the entire unpaid principal balance of the Term Loan, together with all accrued and unpaid interest thereon and all fees and charges payable in connection therewith, shall be due and payable on the earlier of the Term Loan Maturity Date or the Line of Credit Maturity Date.

2.4.3. Method of Payment. All payments of principal and interest hereunder shall be made in immediately available funds to Bank at Bank's address set forth on the signature page hereof or at any other place specified in writing by Bank to Borrower, by Noon (Indianapolis time) on the date when due. Borrower authorizes Bank to charge the account of Borrower maintained with Bank for each payment of principal, interest and fees as it becomes due hereunder.

2.4.4. Banking Day. If any installment of principal or interest provided herein becomes due and payable on a date other than a Banking Day, the maturity of the installment of principal or interest shall be extended to the next succeeding Banking Day, and interest shall be payable during such extension of maturity.

2.4.5. Mandatory Prepayments and Reductions. In addition to the principal payments required pursuant to Section 2.4.2 hereof, and without limiting the other provisions of the Loan Documents, Borrower shall make the following additional principal payments to be applied as mandatory prepayments:

                  (a) Within 120 days after Borrower's receipt of the proceeds (net of any tax liability and net of reasonable expenses incurred in connection therewith) from the disposition of any assets sold other than in the ordinary course of business, Borrower shall make a principal payment in respect of the Term Loan (subject to Section 2.4.5(d)

Credit Agreement  Page  12
         hereof) in the amount of such proceeds to the extent such proceeds have not been reinvested into replacement assets.

(b) Within 120 days after Borrower's receipt of the proceeds (net of any tax liability and net of reasonable expenses incurred in connection therewith) from any insurance, condemnation award, litigation award or settlement or other compensation arising from any loss of or damage to, or any condemnation or other taking of, any property of Borrower, Borrower shall make a principal payment in respect of the Term Loan (subject to Section 2.4.5(d) hereof) in the amount of such proceeds to the extent such proceeds have not been used within 120 days to replace or repair the subject property lost, damaged or taken.

(c) Upon Borrower's receipt of the proceeds from the issuance of any debt or from any equity offerings (whether private or public) or capital calls, Borrower shall make a principal payment in respect of the Term Loan (subject to Section 2.4.5(d) hereof) in an amount equal to One Hundred Percent (100%) of such proceeds.

(d) All such mandatory prepayments shall be applied to reduce the outstanding balance under the Term Loan. After the Term Loan has been paid in full, then the amount of such mandatory prepayment, to the extent it exceeds the aggregate amount to be applied to the Term Loan, shall be applied to reduce the outstanding Line of Credit Advances and such amount such permanently reduce Bank's commitment under the Line of Credit. Partial prepayments of the Term Loan pursuant to this Section shall be applied against installments of principal in the inverse order of their maturity and shall not otherwise affect the next regularly scheduled principal payments due thereunder.

Section 2.5       Prepayment.

2.5.1. Line of Credit. Subject to the provisions of this Agreement, Borrower may borrow, pay, reborrow and repay the available principal amount of the Line of Credit at any time, and from time to time, in Permissible Increments, without premium or penalty; provided, however, LIBOR Advances may only be prepaid on the expiration of a LIBOR Interest Period therefor.

2.5.2. Term Loan. Subject to the provisions of this Agreement, Borrower may pay and repay the outstanding principal balance of the Term Loan at any time, and from time to time, in Permissible Increments, without premium or penalty; provided, however, LIBOR Advances may only be prepaid on the expiration of a LIBOR Interest Period therefor. Amounts prepaid may not be reborrowed. Partial prepayments shall be applied against installments of principal in the inverse order of their maturity and shall not otherwise affect the next regularly scheduled principal payment due thereunder.

Section 2.6       Fees.

2.6.1. Closing Fee. In consideration of Bank's undertaking to provide the Facilities pursuant to this Agreement, Borrower shall pay Bank a closing fee equal to Twenty Thousand Dollars ($20,000), due and payable on the date hereof. Bank acknowledges receipt of the Ten Thousand Dollar ($10,000) structuring fee and the Fifteen Thousand Dollar ($15,000) commitment fee paid by Borrower.

2.6.2. Unused Fee. Borrower shall pay to Bank from and after the date hereof until the date on which Bank's commitment under the Line of Credit is terminated in

Credit Agreement  Page  13
          whole, an unused fee equal to the Applicable Fee on the average daily unborrowed portion of the Line of Credit. All such unused fees payable under this clause shall be payable quarterly in arrears on the last Banking Day of each fiscal quarter of Borrower occurring after the date hereof.

               2.6.3. Monitoring Fee. Borrower shall pay Bank a monthly collateral monitoring fee of Seven Hundred Fifty Dollars ($750), due and payable on the last Banking Day of each calendar month, commencing on the last Banking Day of September, 2003.

               2.6.4. General. The compensation provided in this Section shall be in consideration of the services of Bank in connection with the Facilities and shall be in addition to any other fee, charge, payment or expense required to be borne by Borrower under the Loan Documents.

     Section 2.7 Use of Proceeds. The proceeds of Advances under the Line of Credit shall be used to refinance existing Indebtedness of Borrower and for working capital purposes of Borrower. The proceeds of the Term Loan shall be used to refinance existing Indebtedness of Borrower.

     Section 2.8 Interest Rate Selection - LIBOR Option. The LIBOR Option may be elected only in accordance with the following procedures and subject to the other conditions contained in this Agreement:

          2.8.1. No LIBOR Option may be elected at any time a Default or Unmatured Default exists.

          2.8.2. Borrower shall notify the Bank of its election or renewal of a LIBOR Option prior to 11:00 a.m. (Indianapolis, Indiana time) not less than three (3) Banking Days prior to the commencement of a LIBOR Interest Period specifying (i) the election or renewal date, (ii) the amount of the Loan (or Loans taken together) elected or renewed which amount shall be in a Permissible Increment, and (iii) the duration of the LIBOR Interest Period selected to apply thereto.

          2.8.3. An election of a LIBOR Option may be communicated by telephone or by telex, facsimile machine or other form of written electronic communication, or by a writing delivered to the Bank. Borrower shall confirm in writing any election communicated by telephone. The Bank shall be entitled to rely on any verbal communication of the election of a LIBOR Option which is received by a designated employee of the Bank from anyone reasonably believed in good faith by such employee to be authorized.

          2.8.4. Not more than a total of five (5) LIBOR Options may be outstanding at any one time.

          Section 2.9 Method of Advance.

          2.9.1. Line of Credit. Borrower shall give Bank telephonic, telex or telegraphic notice of its intention to borrow under the Line of Credit by not later than 11:00 o'clock a.m. (Indianapolis time) on the proposed borrowing date, which shall be a Banking Day. Each request once received by Bank shall be irrevocable. Borrower agrees that Bank may rely on any such telephonic, telex, or telegraphic notices made by any Person whom


--------------------------------------------------------------------------------
Credit Agreement                       Page  14

                  Bank in good faith believes to be authorized. If Bank requests, each requested Advance based on telephonic notice shall be confirmed in writing by Borrower. In the event any notice by such means shall conflict with the written confirmation, such notice shall govern if Bank has acted in good faith in reliance thereon. Each request shall in and of itself constitute a representation and warranty on behalf of Borrower that no Default or Unmatured Default has occurred and is continuing or would result from the making of the requested Advance and that the requested Advance shall not cause the principal balance of the Line of Credit to exceed the maximum amount available under the Line of Credit from time to time. Other than autoline Advances, the principal amount of Advances under the Line of Credit made on any borrowing date shall be in Permissible Increments.

2.9.2. General. All Advances by Bank under the Facilities and payments by Borrower on the Facilities shall be recorded by Bank on its books and records, and the principal amount outstanding from time to time, plus interest payable thereon, shall be determined from the books and records of Bank. The books and records of Bank shall be presumed prima facie correct as to such matters.

Section 2.10      Taxes.

2.10.1. General. All payments by Borrower under this Agreement or the Credit Note shall be made free and clear of, and without deduction or withholding for, any present or future income, stamp or other taxes, levies, duties, imposts, charges or fees or any related penalties, interest or other liabilities ("Taxes"). If any Taxes are required to be deducted or withheld from any amount payable to Bank under this Agreement or the Credit Note, Borrower shall pay additional amounts so that the amount received by Bank after the deduction of such Taxes (including Taxes on such additional amounts) equals the amount that Bank would have received if no Taxes had been deducted. Borrower shall pay to the appropriate taxing authority all Taxes required to be deducted or withheld. Within thirty (30) days after paying any such Taxes, Borrower shall deliver to Bank the original or a certified copy of the receipt for such payment. Borrower shall not be required to pay additional amounts to Bank on account of any Taxes, including, but not limited to, income taxes, imposed solely by reason of a present or past connection between Bank and the jurisdiction imposing such Taxes (except a connection arising solely from the execution, delivery, performance, enforcement of or the receipt of payments under this Agreement or the Notes).

2.10.2. Tax Indemnity. Borrower shall indemnify Bank against any Taxes imposed on (and any related expenses reasonably incurred by) Bank on account of the execution, delivery, performance or enforcement of or the receipt of payments under this Agreement or the Credit Note other than Taxes imposed solely by reason of the cause specified in the last sentence of
         Section 2.10.1 hereof. Borrower also shall pay and indemnify Bank against any stamp or other documentary, excise or property taxes or similar levies, imposts, or charges (or any related liability) arising from the execution, delivery, registration, performance or enforcement of this Agreement or the Notes.

Section 2.11 Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or

Credit Agreement  Page  15
         comparable agency charged with the interpretation or administration thereof, or compliance Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a) subjects Bank to any Taxes, or changes the basis of taxation of payments (other than with respect to Taxes imposed only by reason of the cause specified in the last sentence of 2.10.1 hereof) to Bank in respect of its LIBOR Advances, or

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Advances), or

(c) imposes any other condition the result of which is to increase the cost to Bank of making, funding or maintaining its LIBOR Advances or reduces any amount receivable by Bank in connection with its LIBOR Advances, or requires Bank to make any payment calculated by reference to the amount of LIBOR Advances held or interest received by it, by an amount deemed material by Bank, and the result of any of the foregoing is to increase the cost to Bank of making or maintaining its LIBOR Advances or commitment or to reduce the return received by Bank in connection with such LIBOR Advances or commitment, then, within fifteen (15) days of demand by Bank, Borrower shall pay Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction in amount received.

Section 2.12 Changes in Capital Adequacy Regulations. If Bank determines the amount of capital required or expected to be maintained by Bank or any corporation controlling Bank is increased as a result of a Change, then, within thirty (30) days of demand by Bank, Borrower shall pay Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which Bank determines is attributable to this Agreement, the Facilities or its commitment to make Advances hereunder (after taking into account Bank's policies as to capital adequacy). "Change" means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines, or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by Bank or any corporation controlling Bank. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

Section 2.13 Availability of Types of Advances. If Bank determines that maintenance of its LIBOR Advances at a suitable lending installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if Bank determines that (a) deposits of a type and maturity appropriate to match fund its LIBOR Advances are not available, or (b) the interest rate applicable to a type of LIBOR Advance does not accurately reflect the cost of making or maintaining such LIBOR Advance, then Bank shall suspend the availability of the

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

affected type of LIBOR Advance and require any affected LIBOR Advances to be repaid or converted to Prime Rate Advances, subject to the payment of any funding indemnification amounts required by Section 2.14 hereof.

     Section 2.14 Funding Indemnification. If (a) any payment of a LIBOR Advance occurs on a date which is not the last day of the applicable LIBOR Interest Period, whether because of acceleration, prepayment or otherwise, (b) a LIBOR Advance is not made on the date specified by Borrower for any reason other than default by Bank, or (c) Borrower attempts to revoke (expressly, by later inconsistent notices or otherwise) in whole or in part any notice stated herein to be irrevocable (Bank having in its sole discretion the option (i) to give effect to such attempted revocation and obtain indemnity under this Section, or
(ii) to treat such attempted revocation as having no force or effect, as if never made), then Borrower will indemnify Bank for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such LIBOR Advance.

     Section 2.15 Lender Statements; Survival of Indemnity. To the extent reasonably possible, Bank shall designate an alternate lending installation with respect to its LIBOR Advances to reduce any liability of Borrower to Bank under
Section 2.10, Section 2.11 and Section 2.12, or to avoid the unavailability of LIBOR Advances under Section 2.13, so long as such designation is not, in the judgment of Bank, disadvantageous to Bank. Bank shall deliver a written statement to Borrower as to the amount due, if any, under Section 2.10, Section 2.11, Section 2.12 and Section 2.14. Such written statement shall set forth in reasonable detail the calculations upon which Bank determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Advance shall be calculated as though Bank funded its LIBOR Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR applicable to such LIBOR Advance, whether in fact that is the case or not as Bank may fund each of its LIBOR Advances in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section. Unless otherwise provided herein, the amount specified in the written statement of Bank shall be payable on demand after receipt by Borrower of such written statement. The obligations of Borrower under Section 2.10, Section 2.11, Section 2.12 and
Section 2.14 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE 3. SECURITY AND GUARANTY

          Section 3.1 Security. The Obligations shall be secured and supported by the following:

          3.1.1. the Security Agreement constituting a first priority security interest in all Accounts, Inventory, Equipment, General Intangibles, Chattel Paper, Goods, Deposit Accounts, Instruments, Investment Property, Documents, Fixtures and all other personal property of Borrower now owned or hereafter acquired and all Proceeds thereof;

          3.1.2. the Mortgage constituting a first mortgage lien upon the Real Estate; and

          3.1.3. such other security interests as may be described in the Loan Documents.

          Section 3.2 Additional Collateral/Setoff. Borrower hereby grants to Bank (and any participant of the Facilities), as additional security for the Obligations, a continuing lien upon all monies, securities and other property of Borrower now or hereafter held or received by, or in



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transit to, Bank from or for Borrower. Bank (and any such participant of the
Facilities) is authorized at any time and from time to time, without notice to Borrower, to setoff, appropriate and apply its own debt or liability to Borrower, or to any other Person liable for the Obligations, in whole or partial payment of any Obligation in such order or manner as Bank may reasonably determine, without any requirements of mutual maturity.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

     Borrower represents, covenants and warrants to Bank as follows:

     Section 4.1 Due Organization. Borrower is a general partnership duly organized and validly existing under the laws of the State of Indiana.

     Section 4.2 Due Qualification. Borrower is qualified, in good standing and authorized to do business as a foreign partnership in such other states wherein the failure to so qualify would have a Material Adverse Effect.

     Section 4.3 Power. Borrower possesses the requisite power to enter into the Loan Documents to borrow thereunder, to execute and deliver the Loan Documents and to perform its respective obligations thereunder.

     Section 4.4 Authority. Borrower has taken the necessary partnership action to authorize the execution and delivery of the Loan Documents, as applicable, and the borrowings thereunder and the granting of the security interests therein, and none of the provisions of the Loan Documents violate, breach, contravene, conflict with, or cause a default under any provision of its partnership agreement, or any provision of any existing note, bond, mortgage, debenture, indenture, trust, license, lease, instrument, decree, order, judgment, or agreement to which Borrower is a party or by which it or its assets may be bound or affected.

     Section 4.5 Financial Statements. The Financial Statements were prepared in accordance with GAAP consistent with prior years, unless specifically otherwise noted thereon, and fairly present the financial condition of Borrower as of the date thereof and the results of its operations for the period then ended, and no material adverse change in the financial condition of Borrower has occurred since the date of the Financial Statements.

     Section 4.6 No Material Adverse Change. The information submitted by Borrower to Bank discloses all known or anticipated material liabilities, direct or contingent, of Borrower as of the dates thereof, and, to the best knowledge of Borrower, since such dates, there has been no material adverse change in Borrower's financial condition.

Section 4.7 Subsidiaries. Borrower has no Subsidiaries.

     Section 4.8 Binding Obligations. Each of the Loan Documents, when issued for value, will constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as the same may be limited by reorganization, bankruptcy, insolvency, moratorium or other laws affecting generally the enforcement of creditors' rights.

     Section 4.9 Marketable Title. Borrower has good title to all of its Property shown on the Financial Statements, except such Property as has been disposed of since the date of the Financial Statements in the ordinary course of business. Except for Permitted Encumbrances, (a) the assets of Borrower are not subject to any Lien and the security interests in favor of Bank under the Loan Documents will constitute first, senior and prior perfected security interests in the


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

         collateral therein described, and (b) no financing statement or similar instrument which names Borrower as debtor or relates to any of its Property, has been filed in any state or other jurisdiction and remains unreleased, and Borrower has not authorized any financing statement or similar instrument or signed any security agreement authorizing the secured party thereunder to file any such financing statement or similar instrument.

Section 4.10 Indebtedness. Except as shown on the Financial Statements and on
Schedule 4.10 hereto, and except for trade debt incurred in the ordinary course of business since the date of the Financial Statements, Borrower has no outstanding Indebtedness.

Section 4.11 Default. Borrower has not committed or suffered to exist any default or any circumstance which with notice, lapse of time, or both, would constitute a material default under the terms and conditions of any trust, debenture, indenture, note, bond, instrument, mortgage, lease, agreement, order, decree, or judgment to which it is a party or by which it or its assets may be bound or affected.

Section 4.12 Tax Returns. All tax returns or reports of Borrower required by law have been filed, and all taxes, assessments, contributions, fees and other governmental charges (other than those presently payable without penalty or interest and those currently being contested in good faith and against which adequate reserves have been established) upon Borrower or its assets, properties or income, which are payable, have been paid.

Section 4.13 Litigation. Except as set forth on any Schedule 4.13 hereto, no litigation or proceeding of any Governmental Authority or other Person is presently pending or threatened, nor has any claim been asserted, against Borrower which, if adversely determined, could have a Material Adverse Effect.

Section 4.14 ERISA. Borrower and each ERISA Affiliate are in compliance in all material respects with all applicable provisions of ERISA, and neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC. Neither a "reportable event", nor a "prohibited transaction", has occurred under, nor has there occurred any complete or partial withdrawal from, nor has there occurred any other event which would constitute grounds for termination of or the appointment of a trustee to administer any "employee benefit plan" (including any "multi-employer plan") maintained for employees of Borrower or any ERISA Affiliate, all within the meanings ascribed by ERISA.

Section 4.15 Full Disclosure. No information, exhibit, memorandum, or report (excluding estimated future operating results) furnished by Borrower to Bank in connection with the negotiation of the Facilities contains any material misstatement of fact, or omits to state any fact necessary to make the statements contained therein not materially misleading in light of the circumstances when made, and all estimated future operating results, if furnished, were prepared on the basis of assumptions, data, information, tests or other conditions believed to be valid or accurate or to exist at the time such estimates were prepared and furnished. To Borrower's knowledge, there presently exists no fact or circumstance relative to Borrower whether or not disclosed, which is presently anticipated to have a Material Adverse Effect.

Section 4.16 Contracts of Surety. Except for the endorsements of Borrower of negotiable instruments for deposit or collection in the ordinary course of business and except for the Amcast Guaranty, Borrower is not a party to any contract of guaranty or surety.

Credit Agreement  Page  19

Licenses. Borrower possesses such franchises, licenses, permits, patents, copyrights, trademarks, and consents of appropriate Governmental Authorities to own its property and as are necessary to carry on its business, except where the failure to obtain any of the foregoing, singularly or in aggregate, could not have a Material Adverse Effect.

Section 4.18 Compliance with Law. Borrower is in compliance with all applicable requirements of law and of all Governmental Authorities noncompliance with which could have a Material Adverse Effect.

Section 4.19 Force Majeure. Neither the business nor the properties of Borrower are presently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty that could have a Material Adverse Effect.

Section 4.20 Margin Stock. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Facilities will be used, either directly or indirectly, for the purpose, whether immediate, incidental or remote, of purchasing or carrying any margin stock or of extending credit to others for the purpose of purchasing or carrying any margin stock, and Borrower shall furnish to Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Board Form U-1 referred to in Regulation U. Further, no part of the proceeds of the Facilities will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulations T, U or X of the Board of Governors.

Section 4.21 Approvals. No authorization, consent, approval or any form of exemption of any Governmental Authority is required in connection with the execution and delivery by Borrower of the Loan Documents, the borrowings and performance by Borrower thereunder or the issuance of the Notes.

Section 4.22 Insolvency. Borrower is not "insolvent" within the meaning of that term as defined in the Federal Bankruptcy Code and is able to pay its debts as they mature.

Section 4.23 Regulation. Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company" or an "affiliate of a holding company" or a "subsidiary of a holding company" within the meanings of the Public Utility Holding Company Act of 1935, as amended.

Section 4.24 Environmental Compliance. After the exercise of all requisite diligence, Borrower is in substantial compliance with all applicable Environmental Laws, including, without limitation, all Environmental Laws in jurisdictions in which Borrower owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the knowledge of Borrower, threatened against Borrower, any real property which Borrower holds or has held an interest, or any past or present operation of Borrower. To the best of Borrower's knowledge, no release, threatened release or disposal or hazardous waste, solid waste or other wastes is occurring, or has occurred, on, under or to any real property in which Borrower holds any interest or perform any of their operations,

Credit Agreement  Page  20
in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a Governmental Authority or other Person.

Section 4.25 Conditions Precedent. Each item furnished to Bank pursuant to
Section 6.1 hereof is a true and correct copy thereof, has not been modified or amended and is in full force and effect on the date hereof.

Section 4.26 General. All statements contained in any certificate or financial statement delivered by or on behalf of Borrower to Bank under any Loan Document shall constitute representations and warranties made by Borrower hereunder.

ARTICLE 5.        COVENANTS

Section 5.1 Negative Covenants. Until the Obligations shall have been fully and finally paid and performed, and so long as any commitment of Bank is outstanding, without the prior written consent of Bank, Borrower shall not:

5.1.1. Dispose of Property. Sell, transfer, lease or otherwise dispose of any of its Property, or discount, with or without recourse, any Accounts, except for sales from Inventory in the ordinary course of business and except as otherwise provided in the Security Agreement.

5.1.2. Further Encumber. Except for Permitted Encumbrances, create or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired.

5.1.3.   Conduct of Business; Subsidiaries; Acquisitions.

(a) Engage in any business other than the businesses engaged in by Borrower on the date hereof and any business or activities which are substantially similar, related or incidental thereto.

(b)      create, acquire or capitalize any Subsidiary after the date hereof; or

(c)      make any Acquisitions.

5.1.4. Purchase Partnership Interests. Purchase, redeem, retire or otherwise acquire any of its outstanding partnership interests.

5.1.5.   Sell and Leaseback. Enter into any Sale and Leaseback Transaction.

5.1.6. Borrowings. Create, incur, assume or suffer to exist any Indebtedness, except (a) trade accounts and normal business accruals payable in the ordinary course of business, (b) Indebtedness to Bank, and (c) subject to the Amcast Subordination Agreement, the Amcast Guaranty, and (d) Indebtedness to Amcast provided it is subordinated in writing to the Obligations in form and substance acceptable to Bank.

5.1.7. Investments. Make any Investment, except (a) advances to trade debtors in the ordinary course of business and (b) Qualified Investments.

5.1.8. Guarantees. Assume, guarantee or otherwise become liable as a guarantor or surety for the obligations of any Person, except (a) the endorsements by Borrower of negotiable instruments for deposit or collection in the ordinary course of

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

business, (b) those in favor of Bank, and (c) subject to the Amcast Subordination Agreement, the Amcast Guaranty.

     5.1.9. Change Name or Place of Business. Change its name or principal place of business, except on not less than thirty (30) days prior written notice to Bank.

     5.1.10. Special Corporate Transactions. Engage in any transaction with any Person other than in the ordinary course of business.

     5.1.11. Accounting Policies. Change its fiscal year or any of its significant accounting policies, except to the extent necessary to comply with GAAP.

     5.1.12. Change of Business. Make any material change in the nature of its business as carried on as of the date of this Agreement.

     5.1.13. Benefit Plans. Permit any condition to exist in connection with any employee benefit plan which might constitute grounds for the PBGC to institute proceedings to have the employee benefit plan terminated or a trustee appointed to administer the employee benefit plan; or engage in, or permit to exist or occur any other condition, event or transaction with respect to any employee benefit plan which could result in Borrower incurring any material liability, fine or penalty.

     5.1.14. Adversity. Permit within its control any event to occur or condition to exist which has a Material Adverse Effect.

     5.1.15. Dividends. Declare or pay any dividend or make any distribution on account of its ownership interests, provided, however, if there exists no Default, (a) Borrower may make distributions quarterly in an amount not exceeding the individual state and federal income tax liability of Borrower's partners (determined at the highest effective income tax rate applicable to any partner with respect to the current fiscal year) with respect to the taxable income of Borrower reasonably expected for the current fiscal year, and (b) Borrower may make distributions annually in an amount not exceeding the individual state and federal income tax liability of Borrower's partners (determined at the highest effective income tax rate applicable to any partner with respect to the immediately preceding fiscal year) with respect to the taxable income of Borrower for the immediately preceding fiscal year less any quarterly distributions paid in the immediately preceding fiscal year pursuant to (a) above.

     5.1.16. Restrictive Agreements. Enter into any agreement (excluding any restrictions existing under the Loan Documents and excluding the documents listed on Schedule 5.1.6 hereto) prohibiting (a) the creation or assumption of any Lien upon any of its Property, (b) the ability of Borrower to amend or otherwise modify this Agreement or any other Loan Document, or (c) the ability of any Subsidiary to make any payment, directly or indirectly, to Borrower by way of advances, repayments of loans or advances or otherwise.

     5.1.17. Transactions with Partners and Affiliates. Directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of any of the ownership interests in Borrower, or with any Affiliate of Borrower, on terms that are less favorable to Borrower than those that might be obtained in an arm's length transaction at the time from Persons who are not such a holder or Affiliate.


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Capital  Expenditures. Make any expenditures for fixed asset acquisition, including Capitalized Lease Obligations, exceeding (a) One Million One Hundred Thousand Dollars ($1,100,000) during the fiscal year ending 2004, and (b) for the fiscal years ending 2005 and 2006, an amount to be agreed upon in writing by Borrower and Bank based generally on Borrower's business plan submitted to Bank; provided that no such expenditures shall be permitted if there exists a Default or if a Default would be occasioned thereby.

Section 5.2 Affirmative Covenants. Until the Obligations shall have been fully and finally paid and performed, and so long as any commitment of Bank is outstanding, unless expressly waived in writing by Bank, Borrower shall:

5.2.1.   Financial Reporting. Furnish or caused to be furnished to Bank:

(a)       as soon as practicable, but in any event within one hundred twenty
          (120) days after the end of each fiscal year, consolidated and consolidating financial statements of Amcast (clearly identifying the financial results of Borrower) certified after audit by independent certified public accountants acceptable to Bank, including a balance sheet, statement of income and retained earnings and a statement of cash flows, with accompanying notes to financial statements, all prepared on a consolidated and consolidating basis in accordance with GAAP on a basis consistent with prior years unless specifically noted thereon, accompanied by the unqualified opinion of such accountants, and further accompanied by the certificate of the chief financial officer of Borrower that there exists no Default or Unmatured Default under the Loan Documents, or if any Default or Unmatured Default exists, stating the nature and status thereof;

(b) as soon as possible, but in any event within forty-five (45) days after the end of each fiscal quarter of Amcast, similar consolidated and consolidating financial statements of Amcast (clearly identifying the financial results of Borrower) reviewed by independent certified public accountants acceptable to Bank, all prepared on a consolidated and consolidating basis in accordance with GAAP on a basis consistent with prior periods unless specifically noted thereon, and accompanied by the review report of such accountants;

(c) as soon as possible, but in any event within forty-five (45) days after the end of each calendar month, similar financial statements of Borrower as of the end of such calendar month, prepared and signed by the chief financial officer of Borrower, all prepared in accordance with GAAP on a basis consistent with prior periods, unless specifically otherwise noted thereon, and accompanied by the certificate of the chief financial officer of Borrower that there exists no Default or Unmatured Default under the Loan Documents or if any Default or Unmatured Default exists, stating the nature and status thereof;

(d) as soon as possible, but in any event within five (5) days after Borrower becomes aware thereof, a written statement signed by the chief executive or chief financial officer of Borrower as to the occurrence of any Default or Unmatured Default stating the specific nature thereof, Borrower's intended action to cure the same and the time period in which such cure is to occur;

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

(e) as soon as possible, but in any event within thirty (30) days after the commencement thereof, a written statement describing any litigation instituted by or against Borrower or any Affiliate which, if adversely determined, may have a Material Adverse Effect;

(f) as needed to support outstanding or requested Advances under the Line of Credit, and, in any event, within ten (10) days after the end of each calendar month, a Borrowing Base Certificate, in the form prescribed by Bank, executed by the chief financial officer of Borrower, evidencing the Borrowing Base as of the date submitted, showing the calculation thereof, the outstanding principal amount of the Facilities and such other information as Bank may reasonably request;

(g) as requested by Bank, a certificate setting forth, an accounts receivable aging statement, an accounts payable aging statement, an inventory perpectual report, and a sales backlog report of Borrower;

(h) within forty-five (45) days after the end of each fiscal quarter of Borrower, a Compliance Certificate, in form and substance acceptable to Bank, showing Borrower's compliance with the financial covenants set forth in Section 5.3 hereof as of the end of such fiscal quarter;

(i) as soon as possible, but in any event within ten (10) days after Borrower becomes aware thereof, a written statement describing any reportable event or prohibited transaction which has occurred with respect to any employee benefit plan and the action which Borrower proposes to take with respect thereto;

(j) as soon as practicable, but any event within ten (10) days after receipt by Borrower, a copy of any notice, compliant, Lien, inquiry or claim (i) to the effect that Borrower is or may be liable to any Person as a result of the release by Borrower, or any other Person of any Hazardous Substance into the environment, or (ii) alleging any violation of any Environmental Law by Borrower, which, in either case, could reasonably be expect to have a Material Adverse Effect;

(k) such other information as Bank may from time to time reasonably request.

5.2.2. Good Standing. Maintain its partnership existence and right to do business in the State of Indiana and in such other states wherein non-qualification could have a Material Adverse Effect.

5.2.3. Taxes, Etc. Pay and discharge, all taxes, assessments, judgments, orders, and governmental charges or levies imposed upon it or on its income or profits or upon its property prior to the date on which penalties attach thereto and all lawful claims which, if unpaid, may become a Lien or charge upon its Property, provided that Borrower shall not be required to pay any tax, assessment, charge, judgment, order, levy or claim, if such payment is being contested diligently, in good faith, and by appropriate proceedings which will prevent foreclosure or levy upon its Property and adequate reserves against such liability have been established.

5.2.4. Maintain Properties. Maintain all Property and assets used by, or useful to, it in the ordinary course of its business in good working order and condition and suitable for the purpose for which it is intended, and from time to time, make any necessary repairs and replacements.

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

Insurance. Maintain in full force and effect public liability insurance, business interruption insurance, worker's compensation insurance and casualty insurance policies with coverages and with such companies as are reasonably acceptable to Bank. Each such policy covering Property pledged as collateral to Bank shall have a lender's loss payable clause in favor of Bank, and a copy of each policy, accompanied by a certificate of coverage issued by the insurance carrier, shall be delivered to Bank. Each such policy providing liability coverage shall name Bank as an additional insured. All such policies shall stipulate that the insurance cannot be cancelled or materially modified without thirty (30) days' prior written notice to Bank and shall insure Bank notwithstanding the act or neglect of Borrower.

5.2.6. Books and Records. Keep proper books of account in which full, true and correct entries will be made of all dealings and transactions of and in relation to the business and affairs of Borrower, and, at all reasonable times, and as often as Bank may request, permit authorized representatives of Bank to (a) have access to the premises and Properties of Borrower and to the records relating to the operations of Borrower; (b) make copies of or excerpts from such records; (c) discuss the affairs, finances and accounts of Borrower with and be advised as to the same by the chief executive and financial officers of Borrower; and (d) audit and inspect such books, records, accounts, memoranda and correspondence at all reasonable times, to make such abstracts and copies thereof as Bank may deem necessary, and to furnish copies of all such information to any proposed purchaser of or participant in the Facilities.

5.2.7. Reports. File on a timely basis, annual reports, operating records and any other reports or filings required to be made with any Governmental Authority.

5.2.8. Licenses. Maintain in full force and effect all operating permits, licenses, franchises, and rights used by it in the ordinary course of business.

5.2.9. Notice of Material Adverse Change. To the extent not covered by Section 5.2.1, give prompt notice in writing to Bank of the occurrence of any development, financial or otherwise, including pending or threatened litigation which might have a Material Adverse Effect.

5.2.10. Compliance with Law. Comply with all material laws, ordinances, rules, regulations and other legal requirements applicable to it, including, without limitation, all Environmental Laws and ERISA.

5.2.11. Trade Accounts. Pay all trade accounts in accordance with standard industry practices.

5.2.12. Use of Proceeds. Use the proceeds of the Facilities solely for the purposes herein described.

5.2.13. Loan Payments. Duly and punctually pay or cause to be paid principal and interest on the Facilities in lawful money of the United States at the time and places and in the manner specified herein according to the stated terms and the true intent and meaning hereof.

5.2.14. Environmental Matters. (a) Use, operate and maintain all of its Properties in material compliance with all applicable Environmental Laws, keep or acquire all necessary permits, approvals, certificates, licenses and other authorizations

Credit Agreement  Page  25
     relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Substances in material compliance with all applicable Environmental Laws, (b) within ninety (90) days after filing thereof, have dismissed with prejudice any actions or proceedings against Borrower relating to compliance with Environmental Laws which could in the reasonable opinion of Bank have a Material Adverse Effect, and (c) diligently pursue cure of any material underlying environmental problem which forms the basis of any claim, complaint, notice, Lien, inquiry, proceeding or action referred to in Section 5.2.1(j) hereof. If Borrower is notified of any event described in Section 5.2.1(j) hereof, Borrower shall, upon the request of Bank, establish appropriate reserves against such potential liabilities and engage a firm or firms of engineers or environmental consultants appropriately qualified to determine as quickly as practical the extent of contamination and the potential financial liability of Borrower with respect thereto, and Bank shall be provided with a copy of any report prepared by such firm or by any Governmental Authority as to such matters as soon as any such report becomes available to Borrower. The selection of any engineers or environmental consultants engaged pursuant to the requirements of this Section shall be subject to the approval of Bank, which approval shall not be unreasonably withheld or delayed.

          5.2.15. Banking Relationship. Maintain its primary banking accounts with Bank, including, without limitation, all demand deposit, lockbox, cash collateral and autoline accounts. Borrower will maintain a minimum aggregate balance on account with Bank at all times of not less than Fifty Thousand Dollars ($50,000).

          5.2.16. Required Rate Hedging Agreements. Within thirty (30) days of the date hereof, Borrower will establish and thereafter maintain one or more Rate Hedging Agreements through Bank or Bank's Affiliate providing for a fixed rate of interest on Indebtedness of Borrower of not less than One Million Five Hundred Thousand Dollars ($1,500,000) for a two (2) year period.

          5.2.17. Inventory Appraisals. Furnish Bank with acceptable updated Inventory appraisals prepared by an independent appraiser acceptable to Bank at least every two (2) years to validate the Inventory advance rate provided in the Borrowing Base.

          5.2.18. Foreign Credit Insurance. Prior to September 30, 2003, furnish Bank with evidence of foreign credit insurance for any account intended to qualify as an Insured Eligible Foreign Account, in form and substance acceptable to Bank.

     Section 5.3 Financial Covenants. Until the Obligations shall have been fully and finally paid and performed and so long as any commitment of Bank is outstanding, unless expressly waived in writing by Bank, Borrower shall:

          5.3.1. Senior Funded Debt to EBITDA Ratio. Maintain its Senior Funded Debt to EBITDA Ratio at not greater than 3.25 to 1.0 as of each fiscal quarter end.

          5.3.2. Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than 1.60 to 1.00 as of each fiscal quarter end.

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Credit Agreement                       Page  26

ARTICLE 6.        CONDITIONS PRECEDENT

Section 6.1 Conditions to Initial Advance. The obligation of Bank to make the initial Advance under the Facilities is subject to satisfaction of each of the following conditions precedent:

6.1.1. Authorization. Bank shall have received and approved certified copies of Borrower's partnership agreement, as amended, and Bank shall have received and approved certified copies of Borrower's corporate general partner's articles of incorporation and by-laws, as amended, accompanied by a recent certificate of existence or good standing issued by the appropriate officials of its place of organization and those states in which such corporate general partner owns property or maintains an office and a certified copy of resolutions adopted by such corporate general partner's Board of Directors authorizing the Facilities and specifying the names and capacities of those persons authorized to execute and deliver the Loan Documents.

6.1.2. Insurance. Borrower shall have furnished to Bank evidence of the insurance required by this Agreement.

6.1.3. Loan Documents. Each of the Loan Documents, in the form prescribed by Bank, shall have been executed and delivered by Borrower to Bank, and the other documents required by this Agreement, in the form prescribed by Bank, including the Amcast Subordination Agreement, shall have been executed and delivered by the appropriate parties thereto.

6.1.4. Real Estate Appraisal. Bank shall have received a satisfactory appraisal of the Real Estate completed by an independent appraiser acceptable to Bank, reflecting a fair market value of not less than Five Million Dollars ($5,000,000).

6.1.5. Survey. Bank shall have received ALTA minimum standard survey of the Real Estate with the signature and seal of a registered engineer or surveyor affixed showing all easements and other matters affecting the Real Estate or apparent thereon, the relation of the Real Estate to public thoroughfares for access purposes, the location of all improvements and such other matters as Bank may reasonably request. Such survey shall further certify that the Real Estate is not located within a special flood hazard area as defined by the Flood Disaster Protection Act of 1973, shall include the number of a Flood Insurance Rate Map on which the Real Estate is shown and the date of such map and shall specify the flood hazard zone in which the Real Estate is situated.

6.1.6. Title Insurance. Bank shall have received an ALTA standard mortgagee's policy of title insurance issued by a reputable title insurer in an amount equal to the appraised value of the Real Estate with respect to the Mortgage containing the agreement of the title insurer to insure the first priority of Bank's Mortgage, and free of standard policy exceptions and containing a 3.0 zoning endorsement, a comprehensive endorsement, a last dollar endorsement, a creditor's rights endorsement and such other endorsements as Bank may require.

6.1.7. Environmental. Bank shall have received a satisfactory environmental phase I audit of the Real Estate, and Bank shall have received such further evidence as it may reasonably require that Borrower's plants and operations are in compliance with the

Credit Agreement  Page  27
         applicable Environmental Protection Agency standards and regulations of similar state and local laws, ordinances and regulations.

6.1.8. Incumbency. Bank shall have received an Incumbency Certificate, executed by the Secretary or Assistant Secretary of the corporate general partner which shall identify the name and title and bear the signature of the officers of the corporate general partner authorized to sign the Loan Documents, and Bank shall be entitled to rely upon such certificate until informed of any change in writing.

6.1.9. Legal Matters. All legal matters incident to the Loan Documents and the making of Advances shall be reasonably satisfactory to Bank and its counsel.

6.1.10. Borrowing Base, Etc. Satisfactory certificates as to Borrowing Base, and such other certificates as Bank may reasonably require, shall have been executed by the appropriate officers of Borrower and delivered to Bank.

6.1.11. Opinions of Counsel. Bank shall have received the favorable written opinion(s) of counsel to Borrower, dated of even date herewith, as to those matters which Bank may reasonably require.

6.1.12. UCC Searches. Bank shall have received satisfactory return after search in accordance with the Uniform Commercial Code in such governmental offices as Bank shall have deemed appropriate.

6.1.13. Fees. Borrower shall have paid the fees now due under Section 2.6 hereof, and Borrower shall have reimbursed Bank for all reasonable legal fees and other reasonable out-of-pocket expenses of Bank in connection with the Facilities.

6.1.14. Regulation U. Bank shall have received such certificates and other documents as it shall have deemed reasonably appropriate as to compliance with Regulations U, T and X of the Board of Governors of the Federal Reserve System.

6.1.15. No Default. As of the date hereof, and after giving effect to the initial funding of the Facilities, there shall not exist a Default or Unmatured Default, and Bank shall have received evidence satisfactory to Bank that the transactions contemplated by this Agreement do not create a default under any agreement to which Borrower is a party.

6.1.16. Consents. All consents necessary for the secured financing transaction contemplated by this Agreement pursuant to the Loan Documents shall have been obtained.

6.1.17. Equipment and Inventory Appraisal. Bank shall have received an acceptable appraisal of Borrower's Equipment and Inventory, prepared by an independent appraiser acceptable to Bank, reflecting values acceptable to Bank.

6.1.18. Projected Balance Sheet and Income Statement. Bank shall have received and approved Borrower's fiscal year 2004 projected balance sheet and income statement.

6.1.19. Availability on Line of Credit. After giving effect to the initial funding of the Facilities, Borrower shall have not less than One Million Dollars ($1,000,000) of borrowing availability under the Line of Credit.

Credit Agreement  Page  28

          6.1.20. Field Audit/Due Diligence. Bank shall have completed, to its satisfaction, a field audit of Borrower's financial and accounting records, books, journals, orders and receipts, and Bank shall be satisfied in all respects with its due diligence review of Borrower's material contracts, including, without limitation, the GM Access and Security Agreement, compliance with applicable law, and other matters.

          6.1.21. Additional Documentation. Bank shall have received such other documents, instruments, financing statements, waivers, certificates, reaffirmations, consents and opinions as it may request.

     Section 6.2 Conditions to Subsequent Advances. Prior to each subsequent Advance under the Line of Credit:

          6.2.1. No Default. No Default or Unmatured Default shall have occurred and be continuing.

          6.2.2. Representations and Warranties. Each representation and warranty contained in Section 4 shall be true and correct as of the date of such Advance, except to the extent any such representation or warranty relates solely to an earlier date and except changes reflecting transactions permitted by this Agreement.

          6.2.3. Legal Matters. All legal matters incident to the making of such Advance shall be reasonably satisfactory to Bank and its counsel.

          6.2.4. Expenses. Borrower shall have reimbursed Bank for all reasonable legal fees and other reasonable expenses incurred by Bank in connection with the Facilities in accordance with Section 9.8 hereof.

     Section 6.3 General. Each request for an Advance shall constitute a representation and warranty by Borrower that the applicable conditions contained in this Section 6 have been satisfied.

ARTICLE 7. DEFAULT

     The occurrence of any of the following events shall be deemed a Default hereunder:

          (a) any representation or warranty made by or on behalf of Borrower, or any Affiliate to Bank under or in connection with any Loan Document or any subordination agreement shall be false in any material respect as of the date on which made;

          (b) Borrower fails to make any payment of principal of or interest on the Facilities or any fee or other payment Obligation in connection with the Facilities when due;

          (c) the breach of any of the covenants contained in Sections 5.2.2, 5.2.4, 5.2.7, 5.2.8, 5.2.10, 5.2.11, 5.2.14 or 5.2.17 which breach remains uncured for a period of thirty (30) days after written notice to Borrower; or the breach of any other covenant contained in Article 5 hereof;

          (d) the breach of any other terms or provisions of the Loan Documents (other than a breach which constitutes a Default under Section 7.1(a), (b) or (c) above) not cured within thirty (30) days after written notice from Bank to Borrower specifying such breach;

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Credit Agreement                       Page  29

     (e) the failure of Borrower or any general partner of Borrower to pay any other Indebtedness having an outstanding principal balance, singly or in the aggregate, in excess of One Hundred Fifty Thousand Dollars ($150,000) when due or within any applicable grace or cure period, or the breach by Borrower or such general partner of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, which constitutes a default thereunder, or any other event shall occur or condition exist, if any of the foregoing causes, or permits the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity, or any such Indebtedness shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof;

     (f) Borrower or any general partner of Borrower shall (i) have an order for relief entered with respect to it under the Federal Bankruptcy Code, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (v) institute any proceeding seeking an order for relief under the Federal Bankruptcy Code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) suspend operations as presently conducted or discontinue doing business as an ongoing concern;

(g) without the application, approval or consent of Borrower or a general partner of Borrower, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower, or such general partner or any substantial part of its Property, or a proceeding described in item (f) above shall be instituted against Borrower or a general partner of Borrower and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days;

(h) any Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of all or any substantial portion of the Property of Borrower;

(i) Borrower shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money which is not stayed on appeal or otherwise appropriately contested in good faith, or any attachment, levy or garnishment is issued against any Property of Borrower;

(j)      if there occurs a Change in Control;

(k) there occurs a "reportable event" or a "prohibited transaction" under, or any complete or partial withdrawal from, or any other event which would constitute grounds for termination of or the appointment of a trustee to administer, any "plan" maintained by Borrower or any ERISA Affiliate for the benefit of its "employees" (as such terms are defined in ERISA) which will have a Material Adverse Effect; or

(l) any Loan Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby (except as

Credit Agreement  Page  30
         permitted by the terms of any Loan Document), or any Loan Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of, or the security interest created under, any Loan Document.

ARTICLE 8.        REMEDY

Section 8.1 Acceleration. If any Default described in Section 7 item (f) or (g) occurs, the Facilities and the commitment of Bank to make Advances under the Facilities shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of Bank. If any other Default occurs, Bank may terminate its commitments hereunder and declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.

Section 8.2 Remedy. Upon the occurrence of a Default, Bank may immediately proceed to exercise all remedies available to it under the Loan Documents or otherwise under applicable law. No right or remedy conferred upon or reserved to Bank under the Loan Documents is intended to be exclusive of any other available remedy or right, but each and every remedy shall be cumulative and concurrent and shall be in addition to every other remedy now or hereafter existing at law or in equity. No single or partial exercise of any power or right shall preclude any further or other exercise of any power or right.

Section 8.3 Preservation of Rights. No delay or omission of Bank to exercise any power or right under the Loan Documents shall impair such power or right or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any power or right shall not preclude other or further exercise thereof or the exercise of any other power or right. No Advance hereunder shall constitute a waiver of any of the conditions of Bank's obligation to make further Advances, nor, in the event Borrower is unable to satisfy any such condition, shall a waiver of such condition in any one instance have the effect of precluding Bank from thereafter declaring such inability to be a Default hereunder. No course of dealing shall be binding upon Bank.

ARTICLE 9.        GENERAL PROVISIONS

Section 9.1 Benefit of Agreement. Bank will accept the Notes as evidence of loans made in the ordinary course of its commercial banking business. The terms and provisions of this Agreement, the Notes and the other Loan Documents shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns of their entire interests, except that Borrower shall not have the right to assign this Agreement.

Section 9.2 Survival of Representations. All representations, warranties and agreements of Borrower contained in the Loan Documents shall survive delivery of the Notes and the making of the Facilities.

Section 9.3 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, Bank shall not be obligated to extend credit to Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Credit Agreement  Page  31

Conflict. This Agreement and the other Loan Documents shall be interpreted, wherever possible, in a manner consistent with one another, but in the event of any irreconcilable inconsistency, this Agreement shall control.

Section 9.5 Choice of Law. The Loan Documents (other than those containing a contrary express choice of law provision) and the rights and obligations of the parties thereunder and hereunder shall be governed by, and construed and interpreted in accordance with the laws of the State of Indiana, notwithstanding the fact that Indiana conflict of law rules might otherwise require the substantive rules of law of another jurisdiction to apply. Borrower and Bank hereby consent to the jurisdiction of any state or federal court located within Marion County, Indiana. All service of process may be made by messenger, certified mail, return receipt requested or by registered mail directed to Borrower at the address indicated aside its signature to this Agreement, and Borrower otherwise waive personal service of any and all process made upon Borrower. Borrower and Bank waive any objection which they may have to any proceeding commenced in a federal or state court located within Marion County, Indiana, based upon improper venue or forum non conveniens. Nothing contained in this Section shall affect the right of Bank to serve legal process in any other manner permitted by law or to bring any action or proceeding against Borrower or their property in the courts of any other jurisdiction having subject matter jurisdiction if required to do so by applicable law.

Section 9.6 Headings. Section headings in the Loan Documents are for convenience of reference only and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 9.7 Entire Agreement. The Loan Documents embody the entire agreement and understanding between Borrower and Bank and supersede all prior agreements and understandings between Borrower and Bank relating to the subject matter thereof.

Section 9.8 Expenses. Borrower shall reimburse Bank for any and all reasonable costs, charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for Bank), paid or incurred by Bank in connection with the preparation, review, execution, delivery, amendment, modification, administration, collection and enforcement of the Facilities and/or the Loan Documents and in connection with the conduct by Bank's internal auditors of periodic field and servicing audits of Borrower. Bank may pay or deduct from the loan proceeds any of such expenses, and any proceeds so applied shall be deemed to be Advances under this Agreement evidenced by the Credit Note and secured by the Loan Documents, and shall bear interest at the rate of interest provided in the Credit Note.

Section 9.9 Indemnification. Borrower agrees to indemnify Bank, and its successors and assigns (including any purchaser of a participation in the Facilities), and their directors, officers and employees, against all losses, claims, costs, damages, liabilities and expenses, including, without limitation, all expenses of litigation or preparation therefor (a "Loss"), which they may pay or incur in connection with or arising out of the direct or indirect application of the proceeds of the Facilities hereunder. The indemnity set forth herein shall be in addition to any other Obligations of Borrower to Bank hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the obligation of Bank to make the Facilities and the payment of all Obligations.

Section 9.10 Confidentiality. Bank agrees to treat all information received by it in connection with the Loan Documents (except such information which is generally available or

Credit Agreement  Page  32
has been made available to the public) as confidential, provided, however, that nothing in this Section 9.10 shall prohibit Bank from, or subject Bank to liability for, disclosing any such information to any Governmental Authority to whose jurisdiction Bank is subject, and provided further that Bank may provide such information to proposed purchasers of or participants in the Facilities from time to time.

     Section 9.11 Giving Notice. Any notice required or permitted to be given under this Agreement may be, and shall be deemed effective if made in writing and delivered to the recipient's address, telex number or facsimile number addressed to Borrower or Bank at the addresses indicated aside their signatures to this Agreement by any of the following means: (a) hand delivery, (b) United States first class mail, postage prepaid, (c) registered or certified mail, postage prepaid, with return receipt requested, (d) by a reputable rapid delivery service, or (e) by telegraph or telex when delivered to the appropriate office for transmission, charges prepaid, with request for assurance of receipt in a manner typical with respect to communication of that type. Notice made in accordance with this Section shall be deemed given upon receipt if delivered by hand or wire transmission, three (3) Banking Days after mailing if mailed by first class, registered or certified mail, or one (1) Banking Day after deposit with an overnight courier service if delivered by overnight courier. Borrower and Bank may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

     Section 9.12 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by Borrower and Bank.

     Section 9.13 Incorporation by Reference. All Exhibits hereto are incorporated herein by this reference. Each of the other Loan Documents shall be made subject to all of the terms, covenants, conditions, obligations, stipulations and agreements contained in this Agreement to the same extent and effect as if fully set forth therein, and this Agreement is made subject to all of the terms, covenants, conditions, obligations, stipulations and agreements contained in the other Loan Documents to the same extent and effect as if fully set forth therein. The provisions of this Agreement, including, without limitation, provisions relating to maintenance of insurance, are in addition to, and not a limitation upon, the requirements of any other Loan Document or any subordination agreement.

     Section 9.14 Time of Essence. Time is of the essence under the Loan Documents.

     Section 9.15 No Joint Venture. Notwithstanding anything to the contrary herein contained or implied, Bank, by this Agreement, or by any action pursuant hereto, shall not be deemed to be a partner of, or a joint venturer with, Borrower, and Borrower hereby indemnifies and agrees to defend and hold Bank harmless, including the payment of reasonable attorneys' fees, from any Loss resulting from any judicial construction of the parties' relationship as such.

     Section 9.16 Relationship of Parties; Release of Consequential Damages. The relationship between Borrower and Bank shall be solely that of borrower and lender. Bank shall not have any fiduciary responsibilities to Borrower. Bank undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower's business or operations. Bank shall not have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special or consequential

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Credit Agreement                     Page  33
damages suffered by it in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

Section 9.17 Severability. In the event any provision of this Agreement or any of the Loan Documents shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not affect the validity, enforceability or legality of the remaining provisions hereof or thereof, all of which shall continue unaffected and unimpaired thereby.

Section 9.18 Gender. As used herein, the masculine gender shall be deemed to include the feminine and the neuter and the singular number shall also include the plural.

Section 9.19 Waiver and Amendment. Borrower and Bank may enter into agreements supplemental hereto for the purpose of adding or modifying provisions of this Agreement or changing the respective rights, powers, privileges, duties, liabilities, covenants or obligations of Bank or Borrower or waiving any Default hereunder, provided, however, that no such agreements supplemental shall be binding unless in writing and duly signed by the parties hereto, and then only to the extent specifically set forth therein.

Section 9.20 Bank Not in Control. None of the covenants or other provisions contained in the Loan Documents shall, or shall be deemed to, give Bank the right or power to exercise control over the affairs and/or management of Borrower, the power of Bank being limited to the right to exercise the remedies provided in the Loan Documents, provided, however, that if Bank becomes the owner of any stock or other equity interest in any Person, whether through foreclosure or otherwise, Bank shall be entitled (subject to requirements of law) to exercise such legal rights as it may have by virtue of being the owner of such stock or other equity interest in such Person.

Section 9.21 Conflict. This Agreement and the other Loan Documents shall be interpreted, wherever possible, in a manner consistent with one another, but in the event of any irreconcilable inconsistency, this Agreement shall control.

SECTION 9.22 WAIVER OF JURY TRIAL. BANK AND BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, INTENTIONALLY, UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER OF THEM. NEITHER BANK NOR BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY EITHER BANK OR BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY BOTH OF THEM.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

Credit Agreement  Page  34

         IN WITNESS WHEREOF, Borrower and Bank have caused this Agreement to be executed by their respective officers duly authorized as of the date first above written.

                                        "BORROWER"

                                        CASTING TECHNOLOGY COMPANY, an

                                        Indiana general partnership

                                        By AMCAST CASTING TECHNOLOGIES, INC.,

                                        its general partner
                                        By:_________________________________
                                              Name:
                                              Title:

                                        By IZUMI, INC.,

                                        its general partner
                                        By:_________________________________
                                              Name:
                                              Title:

Address:

==============
--------------

                                        "BANK"

                                        THE PROVIDENT BANK

                                        By:____________________________________

                                        Printed:_______________________________

                                        Title:_________________________________

Address:

The Guaranty Building, Suite 400
20 N. Meridian St.
Indianapolis, Indiana  46204
Attention:  Stephanie Guisinger
Facsimile:  317-822-9800


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Credit Agreement                         Page  35

                                   SCHEDULE 1

                             PERMITTED ENCUMBRANCES

                               Liens in favor of Bank One, NA to be satisfied
with the initial Advance.

                                  SCHEDULE 4.10

                               OTHER INDEBTEDNESS

                                        Obligations in the amount of $5,436,406
owed to Amcast.

                                  SCHEDULE 4.13

                    MATERIAL PENDING OR THREATENED LITIGATION

Minerva Aluminum Company, Inc. v. Amcast Industrial Corporation

Case No. 02CVH23210, Carroll County Ohio Common Pleas Court

Minerva Aluminum, a supplier to Amcast, Borrower and other subsidiaries of Amcast, brought a legal action against Amcast to collect approximately $175,000 which Minerva alleged it was owed for aluminum (of which approximately $60,000 was for aluminum ordered by Amcast for the Company). Amcast counterclaimed for approximately $600,000, alleging that Minerva breached its obligations to Amcast, and also that Minerva provided defective materials (including approximately $60,000 of materials delivered to the Company). These actions were stayed when Minerva entered state court receivership proceedings. The Company currently anticipates that the receivership will terminate in the near future (at which time the stay on this litigation will be lifted), and that Minerva's secured creditor will have a claim to all of Minerva's assets. The Company is unable to predict whether the proceeding by Minerva against Borrower will continue following the lifting of the stay.

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                                 SCHEDULE 5.1.16

                             RESTRICTIVE AGREEMENTS

The Amcast Security Agreement and the Amcast LIFO Security Agreement.